PROSPECTUS                    Pricing Supplement No.  2950
Dated January 10, 1995        Dated January 14, 1997
PROSPECTUS SUPPLEMENT         Rule 424(b)(3)-Registration Statement
                                   No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  January 14, 1997

Settlement Date (Original Issue Date):  January 21, 1997

Maturity Date:  January 20, 1998

Principal Amount (in Specified Currency):  US$55,000,000

Price to Public (Issue Price):  107.527%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer:  US$59,139,850

Interest Rate Per Annum:  13.50%

Interest Payment Date(s):

  __   March 15 and September 15 of each year
   X   Other:  July 21, 1997 and January 20, 1998

Form of Notes:

  X   DTC registered        __  non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                       (Fixed Rate Notes)
                                             Page 2
                              Pricing Supplement No. 2950
                              Dated January 14, 1997
                              Rule 424(b)(3)-Registration Statement
                                   No. 33-60723


Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Certain Covenants of the Company.

  As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

  General.

  At September 28, 1996, the Company had outstanding indebtedness totaling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $114.007 billion.

                       (Fixed Rate Notes)
                                             Page 3
                              Pricing Supplement No. 2950
                              Dated January 14, 1997
                              Rule 424(b)(3)-Registration Statement
                                   No. 33-60723


Consolidated Ratio of Earning to Fixed Charges.

  The information contained in the Prospectus under the caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

          Year Ended December           Nine Months Ended
     1991 1992 1993 1994 1995           September 28, 1996

     1.34 1.44 1.62 1.63 1.51                  1.56

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

  Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

  The Notes are being purchased by Smith Barney Inc. (the
  "Underwriter"), as principal, at 100% of the aggregate principal.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.